                                                                   EXHIBIT 10(h)



     EMPLOYMENT AGREEMENT dated as of September 19, 1997, between UNITED RENTALS, INC., a Delaware corporation (the "Company"), and JOHN N. MILNE ("Executive").



                                 PREAMBLE
                                 --------

     The parties hereto desire to enter into this Agreement in order to set forth the terms pursuant to which the Company will employ Executive and Executive will serve as an employee of the Company. Accordingly, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties hereto agree as follows:

     1.  Employment and Duties.
         ----------------------

     During the Term (as hereinafter defined), the Company shall employ Executive as Vice Chairman, Chief Acquisition Officer and Secretary of the Company, or any one or more of such positions, or any other positions, as determined from time to time by the Company's Board of Directors. Executive shall have such duties and authorities as is provided for in the Company's by-laws.

     2.  Compensation and Other Benefits.  For all services rendered by
         -------------------------------
Executive to or on behalf of the Company or its affiliates during the term hereof, the Company shall compensate Executive as follows:

     (a) Effective as of the date hereof, the base salary payable to Executive shall be $190,000 per annum (the "Initial Base Salary"), payable bi-weekly in arrears in accordance with the Company's normal payroll policies. At the end of each calendar year during the Term, the base salary payable to Executive shall be increased, if applicable, by adding to the then current base salary the sum, if any, determined by multiplying the then current base salary by the percentage that the Consumer Price Index, as prepared by the Bureau of Labor Statistics of the Department of Labor of the United States for the city in which the Company's principal place of business is located, or at Executive's option, where Executive's principal residence is located, entitled "Urban Wage Earners & Clerical Workers" for the calendar year then ended, has increased over the index from the previous calendar year (the Initial Base Salary and any increases thereto shall be referred to herein as the "Base Salary"). In addition, the Base Salary may be increased from time to time and in such amounts as the Compensation Committee of the Company may, in its sole discretion, approve. The official action of the Board of Directors increasing the Base Salary, if any, shall be deemed to amend the amount of the Base Salary stated in this paragraph 2(a). In addition to the Base Salary, the Company may, in the sole discretion of its Board of Directors, pay Executive additional bonus or other incentive compensation.

     (b) Executive shall be entitled to three (3) weeks of paid vacation during each twelve-month period of his employment hereunder to be scheduled for times mutually acceptable to

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

Executive and the Company and otherwise in accordance with vacation policies established by the Company. If Executive does not use all of such paid vacation during such twelve-month period, Executive shall be entitled to elect to (i) take such unused portion of vacation during the next succeeding twelve-month period (in addition to the three (3) weeks of vacation that Executive is entitled to during such period), or (ii) receive payment at such time for any unused vacation days for such period. The Company shall pay Executive at the rate of his then current Base Salary for any unused vacation at the termination of this Agreement.

     (c) Executive shall be entitled to receive additional benefits and compensation from the Company in such form and only to the extent explicitly set forth below:

          (i) During the Term, Executive shall be entitled to participate in the Company's pension, group life, medical and other insurance, thrift, savings, deferred compensation, automobile allowance (in no event less than $700 per month) and all other Company employee benefit plans, fringe benefits and allowances, as may from time to time be made available to the Company's Chief Acquisition Officer, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer by the Board of Directors.

          (ii) Executive may incur reasonable business expenses while on Company business, including expenses for hotels, meals, air travel, telephone, automobile, gasoline and similar items. Executive may also incur reasonable moving expenses and living and traveling expenses in the event that the Company requires Executive to maintain his office outside of Greenwich, Connecticut, for expenses, brokerage commissions, relocation expenses and other expenses incurred by Executive and/or members of his family at any time during the Term
(A) in obtaining and maintaining temporary housing or other living accommodations in the location in which Executive is required by the Company to maintain his office, which temporary housing or other living accommodations are satisfactory to Executive and consistent with Executive's current standard of living, or (B) in traveling between Executive's then-existing home and such location. The Company shall either pay such reasonable out-of-pocket expenses directly or promptly reimburse Executive for such reasonable out-of-pocket expenses incurred by Executive upon presentation of receipts and an itemized accounting of the expenses for which reimbursement is sought and any other documentation necessary to comply with applicable Internal Revenue Service rules and regulations.

     (d) All unvested Options shall automatically vest on a Change of Control. For purposes of this paragraph, the following terms have the following meanings:

     "Options" means any and all options to purchase shares of common stock which are at any time hereafter granted by the Company to Executive, whether under the Company's 1997 Stock Option Plan or otherwise.

     "Affiliate" with respect to any person means a person that controls, is controlled by, or is under common control with such person.

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

     "Change of Control" shall be deemed to have occurred if:

       (i) any "person" is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Act")) directly or indirectly, of securities of United Rentals, Inc. representing 50% or more of the total voting power represented by then outstanding voting securities of United Rentals, Inc., or has the power (whether as a result of stock ownership, revocable or irrevocable proxies, contract or otherwise) or ability to elect or cause the election of directors consisting at the time of such election of a majority of the Board. The term "persons" is defined in Sections 13(d) and 14(d) of the Act, except that the term "person" shall not include:

               (1) any person or an Affiliate of such person who as of the date of this Agreement owns 10% or more of the total voting power represented by the outstanding voting securities of the Company; and

               (2) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or a corporation which is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership in the Company; or


       (ii) the stockholders of United Rentals, Inc. approve a merger of United Rentals, Inc., or a plan of complete liquidation of United Rentals, Inc., or an agreement for the sale or disposition by United Rentals, Inc. of all or substantially all of its assets, or any other business combination of United Rentals, Inc. with any other corporation, other than any such merger or business combination which would result in the voting securities of United Rentals, Inc. outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of United Rentals, Inc. or such surviving entity outstanding immediately after such merger or business combination.

     3.  Non-Competition and Confidentiality Agreement.
         ---------------------------------------------

     (a) Subject to the following sentence, Executive will not, during the Term, and for a period of twelve (12) months immediately following the termination of this Agreement, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature: establish, enter into, be employed by or for, advise, consult with or become a part of, any company, partnership, corporation or other business entity or venture, or in any way engage in business for himself or for others, in competition with the Company within a 200-mile radius of any equipment rental location owned by the Company during the Term. If this Agreement is terminated by reason of the provisions of paragraph 6(a)(iii) (excluding termination by Executive for Disability pursuant to clause (C) of

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

such paragraph), Executive shall not be subject to any non-competition or similar restrictions whatsoever following termination of this Agreement.

     During and after the Term, Executive shall not knowingly, without the prior written consent of the Company which consent shall not be unreasonably withheld, use for his own benefit or disclose to any person, company, partnership, corporation or business for any reason or purpose whatsoever, any confidential information of the Company. For the purposes hereof, confidential information will not include any information which is in the public domain or known to other unrelated parties in the Company's industry other than as a result of Executive's breach of this provision.

     (b) Because of the difficulty of measuring economic losses to the Company as a result of breach by Executive of the foregoing covenants, and because of the immediate and irreparable damage that might be caused to the Company for which it would have no other adequate remedy, Executive agrees that, without limiting the remedies available to the Company, the foregoing covenants may be enforced by the Company by injunctions and restraining orders.

     (c) The parties agree that the covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the Company on the date of his Agreement, and the Company and Executive intend that such covenants shall subsequently be construed and enforced in light of the activities and business of the Company on the date of the termination of the employment of Executive.

     (d) The covenants in this paragraph 3 are intended to be severable and separate, and the unenforceability of any specific covenant shall not affect the enforceability of any other covenant.

     4.  Company Property.  Executive recognizes and acknowledges that he will
         ----------------
have access to various confidential or proprietary information concerning the Company and its affiliates which is of a special and unique value to the Company and that all such information is and shall remain the property of the Company. Notwithstanding the foregoing, Executive shall have the right to retain such records, notes and other information pertaining to the Company's business which do not contain confidential information.

     5.  Intellectual Property.  Executive shall disclose promptly to the
         ---------------------
Company any and all conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive solely of jointly with another during the Term, and which are related to the business or activities of the Company or which Executive conceives as a result of his employment by the Company, and Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to evidence such assignment to the Company or to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest in such intellectual property. The obligations set forth in this paragraph 5

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

shall continue beyond the termination of this Agreement with respect to inventions, improvements, and valuable discoveries, whether patentable or not, conceived or made by Executive during the Term and shall be binding upon Executive and his assigns, executors, administrators and other legal representatives.

     6.  Term; Termination; Rights of Termination.
         ----------------------------------------

     (a) Subject to the provisions for termination otherwise included in this Agreement, the term of Executive's employment hereunder shall be for a period of five (5) years and thirty (30) days commencing as of the date hereof (the "Term"). The Term shall automatically be renewed on the same terms and conditions contained herein at the end of each thirty-day period such that at no time will the balance of the Term be less than a period of five (5) years. This Agreement may terminate in any one of the following ways:

     (i) A notice of resignation by Executive presented to the Company other than as contemplated in paragraph 6(a)(iii);

     (ii) A notice by the Company to Executive of termination for cause ("Cause"), which means: (A) Executive's willful and continued failure to perform substantially his duties with the Company or any affiliate (other than any such failure resulting from Executive's Disability (as hereinafter defined) or any such failure resulting from Executive's termination for Good Reason (as defined below)), after a written demand for substantial performance is delivered to Executive by the Board of Directors of the Company which specifically identifies the manner in which the Board of Directors believes that Executive has not performed his duties and the failure of Executive to reasonably comply with such demand within thirty (30) days of notice to Executive, or (B) Executive's willful engagement in gross conduct materially and demonstrably injurious to the Company or any affiliate which is not cured by Executive within thirty (30) days of notice to Executive. For purposes of this subsection, no act or failure to act on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without belief that his action or omission was in the best interest of the Company or any affiliate. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote or not less than two-thirds of the entire membership of the Board of Directors of the Company finding that in the good faith opinion of the Board of Directors Executive was guilty of conduct set forth in clauses (A) or (B) of this subparagraph (ii) and specifying the particulars thereof in detail;

     (iii) (A) a notice by the Company to Executive of termination without cause, (B) termination as a result of Executive's death, (C) a notice of termination due to Disability given by the Company to Executive or by Executive to the Company or (D) a notice by the Executive of termination (I) for Good Reason, or (II) due to the Company's material breach of this Agreement that continues during the thirty (30) days after Executive gives written notice to the Company of such breach, which notice specifically identifies the manner in which Executive believes that the Company breached this Agreement. If this Agreement is terminated pursuant to this paragraph 6(a)(iii), the Company shall be obligated to pay to Executive a severance payment equal to five

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times the sum of (x) the Executive's annual Base Salary in effect at the time of termination plus (y) the highest annual cash bonus (if any) paid by the Company to Executive during the three-year period preceding the date of termination.
Such severance payment shall be payable in a lump sum payment within fifteen
(15) days of the termination of Executive's employment. In addition, for the five-year period following Executive's termination, the Company shall be obligated to continue to provide Executive with life, health, disability and accident insurance benefits and all other executive benefits (including, without limitation, retirement benefits and automobile and expense allowances) comparable to those provided to Executive prior to his termination. To the extent Executive is no longer lawfully eligible for any aforementioned benefit because he is no longer employed by the Company, the Company shall pay to Executive a lump sum cash payment equal to the present value of the benefits that would have been provided to Executive had his employment continued for such five-year period. For purposes of this Agreement, the term "Disability" shall mean Executive's inability to perform his material duties under this Agreement because of any illness or physical or mental disability or other incapacity as evidenced by a written statement of a physician licensed to practice medicine in any state in the United States mutually agreed upon by the Company and Executive which disability or other incapacity continues for a period in excess of six (6) consecutive months in any consecutive twelve-month period.

     (b) Upon termination of this Agreement for any reason whatsoever, in addition to any other rights which Executive may have hereunder, Executive shall be entitled to receive all of his Base Salary and a pro-rated portion of his minimum annual bonus under this Agreement to the date of termination and any unused paid vacation earned as determined pursuant to paragraph 2(b).

     (c) In the event of termination of this Agreement for any reason whatsoever, all rights and obligations of the Company and Executive under this Agreement shall cease immediately, except for those which by their terms specifically apply to periods following the termination of this Agreement as arise by reason of such termination, and thereafter Executive shall have no right to receive any compensation hereunder except, under appropriate circumstances, as set forth in paragraphs 6(a)(iii) and 6(b) hereof.

     (d) For the purpose of this paragraph 6, "Good Reason" means any of the following events unless it occurs with Executive's express prior written consent: (i) the assignment to Executive of any duties inconsistent with, or a diminution of, Executive's position, duties, titles, offices, responsibilities and status with the Company, or any removal of Executive or any failure to reelect Executive to any of such positions, including as Chief Acquisition Officer and Vice Chairman of the Board of Directors; (ii) a reduction in Executive's Base Salary as in effect, from time to time, or a failure to increase Executive's Base Salary as provided in this Agreement; (iii) except with respect to changes required to maintain its tax-qualified status or changes generally applicable to all employees of the Company, any failure by the Company to continue in effect or make any provision for any benefit, stock option, annual bonus or contingent loans arrangements, or other incentive plan or arrangement of any type in which Executive is participating from time to time, the taking of which action would adversely affect Executive's participation in or materially reduce Executive's benefits under any such benefit plan or arrangement or deprive

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Executive of any material fringe benefit enjoyed by Executive from time to time, or the failure to provide Executive with the number of paid vacation days to which he is entitled; (iv) a substantial increase in Executive's business travel obligations over such obligations as they exist during the first three months of the Term; (v) a relocation of the Company's principal executive offices or Executive's relocation to any place other than the location at which Executive performed his duties as of the date hereof; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor to or assignee of the Company.

     7.  Taxes.
         -----

     (a) The payment of the Base Salary and any bonus or other incentive compensation to Executive hereunder shall be subject to all federal, state and local withholding taxes, social security deductions and any other required payroll deductions.

     (b) If all or any portion of the payments and benefits which Executive is entitled to receive pursuant to the terms of this Agreement or any other plan, arrangement or agreement in respect of the Company or its affiliates (the "Payments") constitutes "excess parachute payments" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Code (or similar tax and/or assessment), the Company (or its successors or assigns) shall pay to Executive an additional amount ("Gross-Up Payment") such that the net amount retained by Executive, after deduction of (i) any Excise Tax on Payments, (ii) any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph 7(b), and (iii) any interest and penalties imposed in respect of the Excise Tax shall be equal to the full amount of the Payments. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive's residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     (c) The Gross-Up Payment for any Payment made shall be paid to Executive within ten (10) days after the Imposition of Excise Tax, unless the Company undertakes to indemnify him as provided in paragraph 7(d). The "Imposition of Excise Tax" shall mean the earliest of: (i) the issuance by the Internal Revenue Service of a notice stating in effect that an Excise Tax is due with respect to the Payment; (ii) Executive's delivery to the Company of an opinion of tax counsel selected by Executive that all or a portion of the Payment is subject to the Excise Tax and the amount of the Excise Tax on the Payment; or
(iii) the Company's delivery to Executive of an opinion of tax counsel selected by the Company and acceptable to Executive that all or a portion of the Payment is subject to the Excise Tax and the amount of the Excise Tax on the Payment.

     (d) In lieu of paying the Gross-Up Payment for any Payment, the Company may elect to undertake, at its sole expense, the defense and settlement of any assessment by the Internal Revenue Service of the Excise Tax on any Payment. If the Company so elects, the Company shall

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

protect, defend, indemnify and hold Executive forever harmless from and against the Excise Tax on such Payment and payments pursuant to this paragraph 7(d) and any federal, state or local income tax (determined pursuant to the last sentence of paragraph 7(b)) upon payments pursuant to this paragraph 7(d) and any and all liabilities, demands, claims, actions, causes of action, assessments, losses, costs, damages or expenses, including attorneys' and accountants' fees in connection with any thereof, and any interest and penalties sustained by Executive as a result of or arising out of or by virtue of the Company's undertaking.

     (e) If the Excise Tax is determined to be less than the amount taken into account in determining the Gross-Up Payment paid pursuant to paragraph 7(c), Executive shall repay to the Company, within ten (10) days after the time that the amount of such reduction in Excise Tax is determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code for debt instruments with a maturity after issuance equal to the period beginning on the date the Gross-Up Payment was made and ending on the date of repayment required by this sentence. If the Excise Tax is determined to exceed the amount taken into account in determining the Gross-Up Payment paid pursuant to paragraph 7(c), the Company within ten (10) days after the time that the amount of such excess Excise Tax is determined shall make an additional payment to Executive of an amount equal to such excess plus an amount equal to any interest and penalties payable to the Internal Revenue Service with respect to such excess and any Excise Tax on payment pursuant to this sentence and any federal, state and local income tax (determined pursuant to the last sentence of Section 7(b)) upon payments made pursuant to this sentence.

     8.  Company's Right To Amend.  Executive acknowledges and agrees that the
         ------------------------
Company shall have the right to unilaterally amend any term and condition of this Agreement to the extent such term and condition adversely affects the ability of the Company to utilize the pooling of interest method of accounting (the "Pooling Method") in any possible future transaction by the Company. The Company agrees that it will amend such terms and conditions only to the extent necessary to comply with the requirements for the use of the Pooling Method.

     9.  Complete Agreement.  There are no oral representations, understandings
         ------------------
or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. Except as otherwise expressly provided herein, this written Agreement may not later be modified except by a further writing signed by the Company and Executive, and no terms of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

     10.  No Waiver.  No waiver by the parties hereto of any default or breach
          ---------
of any term, condition or covenant of this Agreement shall be deemed to be a waiver of any other term, condition or covenant contained herein or on any subsequent default or breach of the same term, condition or covenant.

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     11.  Binding Effect.      This Agreement shall be binding upon and inure to
          --------------
the benefit of the parties thereto and their respective heirs, executors, administrators, representatives, successors and assigns.

     12.  Notice.      Whenever any notice is required hereunder, it shall be
          ------
given in writing addressed as follows:

     To the Company:          United Rentals, Inc.
                              Four Greenwich Office Park
                              Greenwich, Connecticut 06830
                              Facsimile:  (203) 622-6080
                              Attention:  Human Resources


     To the Executive:        John N. Milne
                              87 South Maple Avenue
                              Westport, Connecticut 06880

           with a copy to:                 Oscar D. Folger.
                                           521 Fifth Avenue, 24th floor
                                           New York, New York 10175
                                           Facsimile: 212-697-7833


Notice shall be deemed given and effective (a) three (3) business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, (b) when received by the addressee, if sent by a nationally recognized air courier for next day delivery service (receipt requested), or (c) upon personal delivery (with written confirmation of receipt). Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 12.

     13.  Severability; Headings.  If any portion of this Agreement is held
          ----------------------
invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative, and so far as it is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or any part hereof.

     14.  Governing Law; Forum Selection.  This Agreement shall be construed in
          ------------------------------
all respects in accordance with the laws of the State of Connecticut, without giving effect to its conflicts of laws principles. Any litigation instituted by any party to this Agreement pertaining to this Agreement must be filed before a court of competent jurisdiction in Connecticut or Delaware and both parties hereby consent irrevocably to the jurisdiction of such courts over them.

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     15.  Legal Fees and Expenses.  The Company shall pay the reasonable legal
          -----------------------
fees, costs and expenses incurred by Executive in connection with any action arising under this Agreement, provided that any dispute or controversy between the parties regarding this Agreement is resolved in any manner in favor of Executive. Upon any initial determination in favor of Executive, the Company shall advance to Executive an amount equal to Executive's previously incurred legal fees and a reasonable estimate of any legal fees, costs and expenses which may be incurred by Executive in connection with the final resolution of such matter. This paragraph 15 shall not affect Executive's common-law or statutory indemnification rights, or any agreements or other arrangements between the parties relating to indemnification.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.



                         UNITED RENTALS, INC.



                         By:
                              -------------------------------------------
                              Bradley S. Jacobs, Chief  Executive Officer



                              -------------------------------------------
                              John N. Milne

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